Exhibit 99.1

Staffing 360 Solutions Announces Successful Completion of
Debt Restructuring - Strengthens Financial Outlook

Extends Senior Debt for Two Years

NEW YORK, October 27, 2020 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced that it has successfully completed the restructuring of its senior secured debt agreement with Jackson Investment Group, LLC which includes a two-year extension on its $35.7 million loan, and an extension of its $25 million credit facility with MidCap Funding IV Trust.

Brendan Flood, Chairman and Chief Executive Officer said, “I am very pleased that we have been able to strengthen our financial position and provide considerable flexibility with this two-year extension of our existing senior debt with Jackson Investment Group. We have reduced the cash outflow related with this financing by 50% from the previous facility. We will further reduce $1 million in interest expense in the first six months and move out for two years the conversion of the preferred shares. The length of the extension period is significant as it provides us with a considerable runway in which to refinance the loan and/or our total debt prior to its maturity.

“Overall business continues to improve week-over-week and we expect to be back to pre-COVID levels by the end of the year. We have applied for full forgiveness of the $19.4 million Cares Act PPP stimulus loan and are optimistic that we will be granted forgiveness. Our Company has already benefited from the many operational adjustments made, which have resulted in $5.2 million in cost savings,” Flood continued.

“We expect that, as the pandemic-related impact to our business continues to ease, Staffing 360 will gain new heights. Our ability to complete a more attractive refinancing in 2021 will provide us even greater flexibility for both organic growth and M&A-driven expansion in the future,” concluded Flood.

For additional information regarding the restructuring of the Company’s debt with Jackson Investment Group and MidCap Funding IV Trust please refer to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 27, 2020.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, to successfully refinance its debt, and to receive loans under the US Main Street Lending Program, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contacts:
Harvey Bibicoff, CEO	Terri MacInnis, VP of IR
Bibicoff + MacInnis, Inc.	Bibicoff + MacInnis, Inc.
818-379-8500 x1 harvey@bibimac.com	818-379-8500 x2 terri@bibimac.com